State of Delaware
Secretary of State
Division of Corporations
Delivered 07:20 PM 05/31/2011
FILED 07:20 PM 05/31/2011
SRV 110665534 - 4990030 FILE

STATE *of* DELAWARE
CERTIFICATE *of* INCORPORATION
A STOCK CORPORATION

- **First:** The name of this Corporation is James River Holding Corp.
- **Second:** Its registered office in the State of Delaware is to be located at 1201 Orange St. #600 Street, in the City of Wilmington County of New Castle Zip Code 19899. The registered agent in charge thereof is InCorp Services.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

- **Fourth:** The amount of the total stock of this corporation is authorized to issue is 110,000,000 shares (number of authorized shares) with a par value of 0.0010000000 per share.
- **Fifth:** The name and mailing address of the incorporator are as follows:
  Name The Law Offices of Jillian Sidoti
  Mailing Address PO Box 890334
  Temecula, CA Zip Code 92589
- **I, The Undersigned,** for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31st day of May, A.D. 20 11.

BY: ______________________
(Incorporator)

NAME: Jillian Sidoti, Esq
(type or print)